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                          Independent Auditors' Consent

To the Shareholders and Board of Directors of the Smith Barney Sector Series Inc.:

We consent to the incorporation by reference, in this registration statement, of our reports dated December 10, 2003, on the statements of assets and liabilities, including the schedules of investments, of the portfolios listed below of Smith Barney Sector Series Inc. (the "Funds") as of October 31, 2003, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended and for the period February 28, 2000 (commencement of operations) to October 31, 2000. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.

Portfolios
----------

Smith Barney Financial Services Fund
Smith Barney Health Sciences Fund
Smith Barney Technology Fund

                                                                        KPMG LLP


New York, New York
February 25, 2004